HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS THIRD-QUARTER 2018 FINANCIAL RESULTS

•	3Q net sales increase 3 percent with constant-currency organic sales up 1%; Activewear and International sales increase, while Innerwear sales decrease

•	3Q GAAP EPS was $0.47 and pro forma adjusted EPS excluding actions was $0.55

•	Company uses free-cash generation to pay down debt and improve debt leverage

•	Company issues 4Q guidance for GAAP EPS of $0.42 to $0.46 and adjusted EPS excluding actions of $0.46 to $0.50

WINSTON-SALEM, N.C. (Nov. 1, 2018) - HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today announced third-quarter 2018 results, including a $14 million charge related to a retailer bankruptcy that masks underlying performance.

Third-quarter net sales increased 3 percent to $1.85 billion, and constant-currency organic sales, which increased for the fifth consecutive quarter, were up more than 1 percent. Activewear and International sales increased 7 percent and 11 percent, respectively, benefiting from strong Champion growth, while Innerwear sales decreased 7 percent.

In the quarter ended Sept. 29, 2018, the company took a bad-debt reserve charge of $14 million related to the bankruptcy filing of Sears Holdings Corporation. As a result, GAAP operating profit of $257 million declined 1 percent and GAAP diluted earnings per share were $0.47. Adjusted operating profit excluding actions of $278 million increased 1 percent, and adjusted EPS excluding actions was $0.52.

When excluding the bankruptcy charge, pro forma adjusted operating profit excluding actions increased 6 percent to $292 million, and pro forma adjusted EPS excluding actions was $0.55. (See Table 5 and the Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details.)

“Our overall results were good and in line with our guidance on a pro forma basis. We made progress on our long-term goals of continued organic sales growth, higher profit margins, and reduced debt leverage,” said Hanes Chief Executive Officer Gerald W. Evans Jr. “We are diligently focused on delivering the fourth quarter, and we are off to a strong start in October with solid order bookings across our segments.”

HanesBrands Reports Third-Quarter 2018 Financial Results - Page 2

There are several factors supporting a confident outlook, Evans noted. “Global Champion growth outside the mass channel, which was up 40 percent in constant currency in the quarter, is expected to remain strong,” he said. “And while we were disappointed that Innerwear sales were lower than expected in the third quarter, consumer demand was strong, and we believe that continued underlying strength supports our outlook for improvement.”

Callouts for Third-Quarter 2018 Financial Results

Continued Double-Digit Growth in Champion Drives Organic Growth. Champion sales increased 30 percent in the third quarter on a constant-currency basis with strong double-digit growth in the United States, Asia and Europe on top of strong double-digit growth in the year-ago quarter. Excluding the mass channel, global Champion constant-currency sales increased 40 percent.

Consumer-Directed Channels Contribute to Sales Growth. Third-quarter net sales benefited from a 15 percent increase in the consumer-directed channels of online and company-owned retail stores, which accounted for 21 percent of total company sales in the quarter.

Underlying Operating Profit Margin Increases as Expected. While operating margin declined 50 basis points to 13.9 percent on a reported GAAP basis, the pro forma adjusted operating margin excluding the bankruptcy charge increased 50 basis points to 15.8 percent as a result of organic growth, pricing actions, integration synergies and new acquisition contributions that more than offset increased brand and growth investment.

Net Debt Reduced and Debt Leverage Lowered. Hanes used its free-cash generation to pay down debt by approximately $115 million in the third quarter, lowering its debt leverage to 3.8 times on a net debt-to-EBITDA basis.

Business Segment Summaries

Innerwear Segment Results Affected by Order Imbalance. U.S. Innerwear segment sales decreased 7 percent, while operating profit decreased 14 percent. The results were lower than expected, primarily as a result of slower replenishment orders compared with strong point-of-sale trends and higher raw material costs.

Innerwear basics sales decreased, with socks and panties sales down and men’s underwear sales up. All three categories had point-of-sale growth. Products featuring innovation now account for 20 percent of basics sales.

Innerwear intimates sales decreased, although the ongoing implementation of revitalization plans for shapewear and bras are beginning to show progress. New product designs and innovation will continue to be rolled out through the first half of 2019.

Activewear Segment Sales and Profits Increase on Champion Growth and Acquisition Benefits. U.S. Activewear segment sales and operating profit each increased 7 percent. Organic sales increased 4 percent, while the Alternative Apparel acquisition also contributed to growth.

HanesBrands Reports Third-Quarter 2018 Financial Results - Page 3

Champion sales growth was broad-based, increasing across channels, including sporting goods retailers, mid-tier department stores, college bookstores, mass merchants, online, and company-owned stores.

Net sales for Alternative Apparel, acquired in October 2017, were $16 million.

Strong International Segment Performance Drivers Include Organic Growth, Acquisitions and Synergies. Despite adverse currency exchange rates, International segment sales increased 11 percent and operating profit increased 27 percent. In constant currency, sales increased 15 percent and operating profit increased 31 percent.

Constant-currency organic sales increased 10 percent, primarily on the strength of Champion growth in Europe and Asia. Net sales for Australia-based Bras N Things, acquired in February 2018, were $32 million.

The segment’s operating margin of 16.1 percent increased 200 basis points over the year-ago quarter, benefiting from organic growth, contributions from Bras N Things, and integration synergies from past acquisitions.

2018 Financial Guidance

Hanes has updated full-year financial guidance for 2018 to reflect year-to-date results, the bankruptcy of Sears Holdings, the strengthening dollar, and other factors. After the effect of the Sears bankruptcy and negative currency trends since the company’s prior outlook, the updated guidance represents a tightening of previous ranges for net sales, operating profit and EPS.

The company expects full-year 2018 net sales of $6.735 billion to $6.775 billion, GAAP operating profit of $860 million to $875 million, adjusted operating profit excluding actions of $940 million to $955 million, GAAP EPS for continuing operations of $1.50 to $1.54, adjusted EPS excluding actions for continuing operations of $1.69 to $1.73, and net cash from operations of $625 million to $675 million. The EPS ranges include approximately $0.05 of adverse effect from the Sears Holdings bankruptcy and currency versus prior guidance.

In addition to the $14 million Sears Holdings bad-debt charge, the updated guidance assumes no sales or profit contribution in the fourth quarter from Sears, which accounted for approximately 1 percent of total year-to-date company sales. Prior to the bankruptcy filing, Hanes had expected fourth-quarter sales of approximately $15 million and operating profit of approximately $5 million from Sears.

Compared with the company’s previous outlook for foreign exchange rates, the company expects the strengthening dollar to have a greater negative currency effect on net sales. For the fourth quarter, the company expects currency exchange rates to reduce sales by $29 million year over year, up from the previous outlook of a $12 million headwind.

The company’s updated operating cash flow guidance also includes incremental inventory investment to support accelerating Champion growth.

HanesBrands Reports Third-Quarter 2018 Financial Results - Page 4

Updated full-year interest expense and other guidance is $221 million, up from previous guidance of $207 million primarily as a result of the yearlong effect of higher interest rates on variable-rate debt. The company expects the 2018 full-year tax rate to approach 15 percent, down from previous guidance of approximately 16 percent.

Fourth-Quarter Guidance. The company expects fourth-quarter net sales of approximately $1.70 billion to $1.74 billion. The midpoint of guidance represents approximately 5 percent growth versus the fourth-quarter a year ago and organic constant currency growth of approximately 3.5 percent.

The company expects Innerwear sales in the quarter to be comparable to a year ago, representing a significant improvement from the third-quarter year-over-year results. The outlook is based on strong fundamentals, early-quarter order bookings, and an expectation for shipments to more closely match strong consumer purchase rates that began in the third quarter.

Strong Champion growth is expected to continue to drive increased sales in the Activewear and International segments in the fourth quarter. Based on strong order bookings through the first half of 2019, Champion growth is expected to continue at a significant double-digit rate.

Fourth-quarter GAAP operating profit is expected to be in the range of $236 million to $251 million, and GAAP EPS is expected to be $0.42 to $0.46.

Fourth-quarter adjusted operating profit excluding actions is expected to be in the range of $251 million to $266 million. Adjusted EPS excluding actions for the quarter is expected to be $0.46 to $0.50.

The company expects pretax charges related to acquisition integration and other actions in the fourth quarter of approximately $15 million.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial guidance prepared in accordance with generally accepted accounting principles, the company provides quarterly and full-year results and guidance concerning certain non‐GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA and adjusted EBITDA.

Adjusted EPS is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted net income is defined as net income from continuing operations excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions.

HanesBrands Reports Third-Quarter 2018 Financial Results - Page 5

Charges for actions taken year to date and for guidance for the full year primarily represent acquisition and integration costs related to Hanes Europe Innerwear, Hanes Australasia, Champion Europe, Alternative Apparel and Bras N Things, and other costs related to supply chain network changes. Acquisition and integration costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future depending upon acquisition activity.

Hanes has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisitions and other actions. Hanes believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

In addition, the company has chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and stock compensation expense. Hanes believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

For the third-quarter 2018, Hanes has also chosen to present these non-GAAP measures to investors on a pro forma basis, excluding the effect of the bankruptcy of Sears Holdings Corporation. The company believes these pro forma adjusted financial results provide management and investors with increased clarity on the underlying performance of the business.

Hanes is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the company’s reported operating results, Hanes also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The company uses constant-currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

Hanes believes this information is useful to management and investors to facilitate comparison of operating results and better identify trends in the company’s businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

HanesBrands Reports Third-Quarter 2018 Financial Results - Page 6

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

In the first, second and third quarters of 2018, Hanes incurred nearly $20 million, $25 million, and nearly $21 million, respectively, in pretax charges for acquisition-related and integration actions. In the first, second and third quarters of 2017, Hanes incurred $38 million, $26 million and $17 million, respectively, and in charges for acquisition-related and integration actions.

For 2018 guidance, Hanes expects full-year GAAP EPS of $1.50 to $1.54 with anticipated pretax charges for acquisition-related and integration costs and other actions of approximately $80 million, which results in adjusted EPS guidance of $1.69 to $1.73. For the fourth quarter, the company expects GAAP EPS of $0.42 to $0.46 with anticipated pretax charges for acquisition-related and integration costs and other actions of approximately $15 million, which results in adjusted EPS guidance of $0.46 to $0.50.

Webcast Conference Call

Hanes will host an Internet webcast of its second-quarter investor conference call at 8:30 a.m. EDT today, Nov. 1, 2018. The broadcast, which will consist of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 9:30 a.m.

An archived replay of the conference call webcast will be available in the investors section of the Hanes corporate website. A telephone playback will be available from approximately noon EDT today through midnight EST Nov. 8, 2018. The replay will be available by calling toll-free (855) 859-2056 or by toll call at (404) 537-3406. The replay ID is 5491225.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements regarding future impact of the Sears bankruptcy, statements regarding outlook for improvement in demand for the global Champion brand, and statements following the heading 2018 Financial Guidance, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to properly manage strategic projects; significant fluctuations in foreign exchange rates; our ability to attract and retain a senior management team with the core competencies needed to support our growth in global markets; legal, regulatory, political and economic risks related to our international operations; our ability to successfully integrate acquired businesses; our reliance on a relatively small number of customers for a significant

HanesBrands Reports Third-Quarter 2018 Financial Results - Page 7

portion of our sales; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Maidenform, DIM, Bali, Playtex, Bonds, JMS/Just My Size, Nur Die/Nur Der, L’eggs, Lovable, Wonderbra, Berlei, Alternative, Bras N Things, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 68,000 employees in more than 40 countries and is ranked No. 432 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. Connect with HanesBrands at www.Hanes.com/corporate or via social media (Twitter: @hanesbrands, and Facebook: www.facebook.com/hanesbrandsinc).

# # #

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Nine Months Ended
	September 29, 2018	September 30, 2017	% Change	September 29, 2018	September 30, 2017	% Change
Net sales	$1,848,707	$1,799,270	2.7%	$5,035,654	$4,826,235	4.3%
Cost of sales	1,136,040	1,120,813		3,084,110	2,962,345
Gross profit	712,667	678,457	5.0%	1,951,544	1,863,890	4.7%
As a % of net sales	38.5%	37.7%		38.8%	38.6%
Selling, general and administrative expenses	455,778	419,991		1,328,534	1,245,290
As a % of net sales	24.7%	23.3%		26.4%	25.8%
Operating profit	256,889	258,466	(0.6)%	623,010	618,600	0.7%
As a % of net sales	13.9%	14.4%		12.4%	12.8%
Other expenses	7,285	7,043		19,616	20,010
Interest expense, net	52,795	43,917		146,988	130,184
Income from continuing operations before income tax expense	196,809	207,506		456,406	468,406
Income tax expense	25,388	4,150		64,943	19,804
Income from continuing operations	171,421	203,356	(15.7)%	391,463	448,602	(12.7)%
Loss from discontinued operations, net of tax	—	—		—	(2,097)
Net income	$171,421	$203,356	(15.7)%	$391,463	$446,505	(12.3)%

Earnings (loss) per share - basic:
Continuing operations	$0.47	$0.56		$1.08	$1.22
Discontinued operations	—	—		—	(0.01)
Net income	$0.47	$0.56	(16.1)%	$1.08	$1.21	(10.7)%

Earnings (loss) per share - diluted:
Continuing operations	$0.47	$0.55		$1.07	$1.21
Discontinued operations	—	—		—	(0.01)
Net income	$0.47	$0.55	(14.5)%	$1.07	$1.20	(10.8)%

Weighted average shares outstanding:
Basic	363,510	366,083		363,338	368,885
Diluted	364,638	368,160		364,527	370,947

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(in thousands)
(Unaudited)

	Quarter Ended			Nine Months Ended
	September 29, 2018	September 30, 2017	% Change	September 29, 2018	September 30, 2017	% Change
Segment net sales:
Innerwear	$599,726	$644,059	(6.9)%	$1,785,498	$1,868,255	(4.4)%
Activewear	554,953	519,496	6.8	1,306,863	1,226,595	6.5
International	619,435	556,730	11.3	1,735,184	1,509,370	15.0
Other	74,593	78,985	(5.6)	208,109	222,015	(6.3)
Total net sales	$1,848,707	$1,799,270	2.7%	$5,035,654	$4,826,235	4.3%

Segment operating profit[1]:
Innerwear	$132,244	$152,983	(13.6)%	$392,792	$447,233	(12.2)%
Activewear	93,605	87,497	7.0	189,400	189,819	(0.2)
International	99,624	78,394	27.1	253,243	191,203	32.4
Other	8,400	12,109	(30.6)	18,187	22,453	(19.0)
General corporate expenses/other	(56,252)	(55,643)	1.1	(165,098)	(150,805)	9.5
Acquisition, integration and other action-related charges	(20,732)	(16,874)	22.9	(65,514)	(81,303)	(19.4)
Total operating profit	$256,889	$258,466	(0.6)%	$623,010	$618,600	0.7%

¹
In the first quarter of 2018, HanesBrands eliminated the allocation of certain corporate overhead selling, general and administrative expenses related to the legal, human resources, information technology, finance and real estate departments to the segments, in order to reflect the manner in which the business is managed and results are reviewed by the chief executive officer, who is HanesBrands’ chief operating decision maker. Prior year segment operating profit disclosures have been revised to conform to the current year presentation.

The following tables present a reconciliation of total reported net sales to organic constant currency net sales for the quarter and nine months ended September 29, 2018 and a comparison to prior year:

	Quarter Ended September 29, 2018
	Reported Net Sales	Acquisitions[1]	Impact from Foreign Currency[2]	Organic Constant Currency	% Change
Segment net sales:
Innerwear	$599,726	$—	$—	$599,726	(6.9)%
Activewear	554,953	16,093	—	538,860	3.7
International	619,435	32,000	(21,957)	609,392	9.5
Other	74,593	—	—	74,593	(5.6)
Total	$1,848,707	$48,093	$(21,957)	$1,822,571	1.3%

	Nine Months Ended September 29, 2018
	Reported Net Sales	Acquisitions[1]	Impact from Foreign Currency[2]	Organic Constant Currency	% Change
Segment net sales:
Innerwear	$1,785,498	$—	$—	$1,785,498	(4.4)%
Activewear	1,306,863	52,040	—	1,254,823	2.3
International	1,735,184	79,587	38,449	1,617,148	7.1
Other	208,109	—	—	208,109	(6.3)
Total	$5,035,654	$131,627	$38,449	$4,865,578	0.8%

¹	Net sales derived from businesses acquired within the past twelve months.
2
Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year net sales. This calculation excludes entities acquired within the past twelve months.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 29, 2018	December 30, 2017
Assets
Cash and cash equivalents	$398,499	$421,566
Trade accounts receivable, net	1,044,516	903,318
Inventories	2,139,281	1,874,990
Other current assets	154,909	186,496
Total current assets	3,737,205	3,386,370

Property, net	607,649	623,991
Trademarks and other identifiable intangibles, net	1,586,148	1,402,857
Goodwill	1,252,524	1,167,007
Deferred tax assets	191,649	234,932
Other noncurrent assets	80,331	79,618
Total assets	$7,455,506	$6,894,775

Liabilities
Accounts payable and accrued liabilities	$1,506,878	$1,517,283
Notes payable	14,051	11,873
Accounts Receivable Securitization Facility	221,979	125,209
Current portion of long-term debt	284,220	124,380
Total current liabilities	2,027,128	1,778,745

Long-term debt	3,863,580	3,702,054
Pension and postretirement benefits	386,647	405,238
Other noncurrent liabilities	307,563	322,536
Total liabilities	6,584,918	6,208,573

Equity	870,588	686,202
Total liabilities and equity	$7,455,506	$6,894,775

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	September 29, 2018	September 30, 2017
Operating Activities:
Net income	$391,463	$446,505
Depreciation and amortization	99,314	89,762
Stock compensation expense	4,621	6,351
Other noncash items	2,781	(2,648)
Changes in assets and liabilities, net	(356,890)	(208,880)
Net cash from operating activities	141,289	331,090

Investing Activities:
Purchases/sales of property and equipment, net, and other	(61,693)	(56,020)
Acquisition of business, net of cash acquired	(334,916)	(524)
Disposition of businesses	—	40,285
Net cash from investing activities	(396,609)	(16,259)

Financing Activities:
Cash dividends paid	(162,200)	(165,211)
Share repurchases	—	(299,919)
Net borrowings on notes payable, debt and other	416,782	97,532
Net cash from financing activities	254,582	(367,598)
Effect of changes in foreign currency exchange rates on cash	879	(7,433)
Change in cash, cash equivalents and restricted cash	141	(60,200)
Cash and cash equivalents at beginning of year	421,566	460,245
Cash, cash equivalents and restricted cash at end of period	421,707	400,045
Less restricted cash at end of period	23,208	—
Cash and cash equivalents per balance sheet at end of period	$398,499	$400,045

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended September 29, 2018
	Reported GAAP	% Change		Acquisition, Integration and Other Action-related Charges	Adjusted Results	% Change	Sears Bankruptcy Related Charges	Adjusted Results Excluding Sears Bankruptcy	% Change
Gross profit	712,667	5.0%		11,760	724,427	6.4%	—	724,427	6.4%
As a % of net sales	38.5%				39.2%			39.2%
			—
Selling, general and administrative expenses	455,778			(8,972)	446,806		(14,113)	432,693
As a % of net sales	24.7%				24.2%			23.4%

Operating profit	256,889	(0.6)%		20,732	277,621	0.8%	14,113	291,734	6.0%
As a % of net sales	13.9%				15.0%			15.8%

Interest and other expenses	60,080			—	60,080		—	60,080

Income tax expense	25,388			3,089	28,477		1,821	30,298

Diluted earnings per share from continuing operations	$0.47	(14.5)%		$0.05	$0.52	(13.3)%	$0.03	$0.55	(8.3)%

	Nine Months Ended September 29, 2018
	Reported GAAP	% Change	Acquisition, Integration and Other Action-related Charges	Adjusted Results	% Change	Sears Bankruptcy Related Charges	Adjusted Results Excluding Sears Bankruptcy	% Change
Gross profit	1,951,544	4.7%	33,596	1,985,140	5.3%	—	1,985,140	5.3%
As a % of net sales	38.8%			39.4%			39.4%

Selling, general and administrative expenses	1,328,534		(31,918)	1,296,616		(14,113)	1,282,503
As a % of net sales	26.4%			25.7%			25.5%

Operating profit	623,010	0.7%	65,514	688,524	(1.6)%	14,113	702,637	0.4%
As a % of net sales	12.4%			13.7%			14.0%

Interest and other expenses	166,604		36	166,640		—	166,640

Income tax expense	64,943		9,946	74,889		1,821	76,710

Diluted earnings per share from continuing operations	$1.07	(11.6)%	$0.15	$1.23	(13.4)%	$0.03	$1.26	(11.3)%

	Quarter Ended		Nine Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Action and other related charges by category:
Hanes Europe Innerwear	$7,076	$8,136	$24,107	$38,528
Hanes Australasia	1,444	9,383	14,183	27,361
Champion Europe	350	2,528	3,308	8,096
Bras N Things	2,065	—	5,341	—
Smaller acquisitions and other action-related costs	9,797	(3,173)	18,575	7,318
Debt refinance charges	—	—	(36)	—
Tax effect on actions	(3,089)	(338)	(9,946)	(4,204)
Total action and other related charges	$17,643	$16,536	$55,532	$77,099

	Last Twelve Months
	September 29, 2018	September 30, 2017
EBITDA[1]:
Net income from continuing operations	$6,852	$604,327
Interest expense, net	191,239	171,337
Income tax expense	518,418	25,383
Depreciation and amortization	132,039	119,222
Total EBITDA	848,548	920,269
Total action and other related charges (excluding tax effect on actions)	182,079	175,462
Stock compensation expense	21,852	21,839
Total EBITDA, as adjusted	$1,052,479	$1,117,570

Net debt:
Debt (current and long term debt and Accounts Receivable Securitization Facility)	$4,369,779	$3,971,937
Notes payable	14,051	23,969
(Less) Cash and cash equivalents	(398,499)	(400,045)
Net debt	$3,985,331	$3,595,861

Net debt/EBITDA, as adjusted	3.8	3.2

1	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 6
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook
(in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended	Year Ended
	December 29, 2018	December 29, 2018
Operating profit outlook, as calculated under GAAP	$236,000 to $251,000	$860,000 to $875,000
Acquisition, integration and other action-related charges	$15,000	$80,000
Operating profit outlook, as adjusted	$251,000 to $266,000	$940,000 to $955,000

Diluted earnings per share from continuing operations, as calculated under GAAP	$0.42 to $0.46	$1.50 to $1.54
Acquisition, integration and other action-related charges	$0.04	$0.19
Diluted earnings per share from continuing operations, as adjusted	$0.46 to $0.50	$1.69 to $1.73